Exhibit 99.1
Sovereign Bancorp Announces $1.0 Billion Common Stock Offering
PHILADELPHIA, PA... Sovereign Bancorp, Inc. (“Sovereign or the Company”) (NYSE: SOV), parent company of Sovereign Bank (“Bank”) today announced the public offering of $1.0 billion of shares of its common stock. Lehman Brothers Inc. is acting as the sole book-running manager of the offering. The underwriter will have an option to purchase up to $150 million of additional shares of the Company’s common stock to cover over-allotments. Sovereign intends to use the net proceeds of the offering for general corporate purposes.
The offering will be made under Sovereign’s shelf registration statement filed with the Securities and Exchange Commission and only by means of a prospectus supplement and accompanying prospectus. When available, a copy of the prospectus supplement and accompanying prospectus relating to each offering may be obtained from Lehman Brothers Inc., c/o Broadridge, Integrated Distribution Services, 1144 Long Island Avenue, Edgewood, NY 11717; fax: 631-254-7140, or email: qiana.smith@broadridge.com.
About Sovereign
Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a financial institution with principal markets in the Northeastern United States. Sovereign Bank has 750 community banking offices, over 2,300 ATMs and approximately 12,000 team members. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, wealth management and insurance. For more information on Sovereign Bank, visit <http://www.sovereignbank.com> or call 1-877-SOV-BANK.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any shares of common stock, nor will there be any sale of common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
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